Exhibit 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal 2005

     ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--July 15, 2005--SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2005. Revenues increased 5.6 percent to $106.1 million in fiscal 2005 from $100.5 million in the prior year. Net income decreased to $4.7 million in fiscal 2005 compared to $5.4 million in fiscal 2004. Diluted earnings per share for the year ended April 30, 2005 was $1.23 compared to $1.53 in fiscal 2004.
     Diluted earnings per share for the fourth quarter 2005 were $0.24 per share as compared to $0.29 per share for the fourth quarter of fiscal 2004. Revenues decreased to $24.4 million for the fourth quarter of fiscal 2005 compared to $25.2 million for the same quarter in the prior year.
     Commenting on SigmaTron's full-year results, Gary R. Fairhead, President and Chief Executive Officer, said, "The Company's sales increased in the fitness, industrial electronics and appliance marketplaces during fiscal 2005 as compared to the prior year. The increase in sales volume in the fitness and appliance industries was partially offset by price reductions to customers, and we anticipate that these pricing pressures will continue in fiscal 2006. Sales in the gaming industry decreased during the year. Subsequent to the recent fiscal year end we sold the Las Vegas operation, which primarily serviced the gaming industry. Even with the sale of the L.V. operation, we will continue to sell to the gaming marketplace from our remaining operations products and services that do not compete with the business we sold."
     Selling and administrative expenses increased in fiscal 2005 to $10.9 million or 10.3 percent of net sales compared to $9.7 million or 9.6 percent of net sales in fiscal 2004. The increase is due to additional personnel in the sales and purchasing departments, advertising expenditures and increased legal fees. The increase in selling and administrative expenses is partially offset by a reduction in bonus expense. The Company anticipates it will continue to incur additional professional fees related to compliance with the Sarbanes-Oxley Act, specifically Section 404, Internal Control Over Financial Reporting.
     Interest expense increased to $283,000 in fiscal 2005 compared to $239,000 in fiscal 2004. The increase is due to additional borrowings under the Company's lines of credit, additional capital leases for machinery and equipment, and issuance of notes payable in connection with the acquisition of SMTU and the purchase of the Company's corporate and manufacturing facility in Elk Grove Village, Illinois.
     "In 2005 we made several strategic decisions that will be important to our plans going forward," commented Fairhead. "These decisions included acquiring the portion of SMT Unlimited L.P. that we did not already own, selling our Las Vegas operation and acquiring Able Electronics. While all three decisions were important to the Company's future, the Able Electronics acquisition directly achieves one of SigmaTron's strategic goals of diversifying our markets served and our customer base as well as expanding the range of services we offer."
     Commenting on operations, Fairhead continued, "Domestically, during fiscal year 2005 Elk Grove Village's operating results were strong, with revenue and operating results growing 50 percent. We continue to add new customers, capabilities and lead-free assembly capabilities in fiscal 2006. At Fremont, our high-tech leader and recently ISO 13485 (medical) - certified facility, we acquired the balance of the operation that we did not own during fiscal 2005, we see solid growth opportunities. Additionally, we will be combining the Fremont operation into the Hayward, California, location of Able Electronics during fiscal 2006, a move that we expect to provide both synergies and economies of scale."
     "Internationally, our China operation had its first production during fiscal 2005, making a positive contribution to SigmaTron's margins while continuing to ramp up sales. We believe that several of Able Electronics' customers will be interested in doing business with us in China, which could provide incremental revenue growth. Our Mexican operation's exceptional performance continued in fiscal 2005. We added several new customers and have started to provide higher-level box-build capabilities. Given the continued growth in demand we have seen for services to be provided out of Mexico, we believe we are in a good position to continue to grow the operation."
     Fairhead concluded, "We currently expect our earnings for the first quarter of fiscal 2006 to be down compared to the first quarter of fiscal 2005. The causes of the weaker earnings are a decrease in revenues, increased overhead and continuing pricing pressures. Despite this we believe we enter fiscal 2006 well-positioned for mid to long term growth."

     Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Las Vegas, Nevada, Acuna, Mexico, Fremont, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

     Note: To the extent any statements in this press release statement may be deemed to be forward looking, such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business, including the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company's operating results; the availability and cost of necessary components; the Company's ability to manufacture lead-free assemblies by mid - 2006; regulatory compliance; the continued availability and sufficiency of the Company's credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the continued stability of the U.S., Mexican, Chinese and Taiwanese economic, labor and political conditions; currency fluctuations; and the ability of the Company to manage its growth, including its expansion into China and its integration of the Able Electronics operations. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K, and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this press release and the Company undertakes no obligation to update or revise such statements in light of new information, future events or otherwise.


CONSOLIDATED STATEMENTS OF OPERATION


                                                   Year Ended
                                             April 30,     April 30,
                                               2005          2004
                                           ------------- -------------

  Net sales                                $106,076,965  $100,494,122

  Cost of products sold                      87,509,391    81,378,192
                                           ------------- -------------

  Gross profit                               18,567,574    19,115,930

  Operating expenses                         10,919,006     9,664,903
                                           ------------- -------------

  Operating income                            7,648,568     9,451,027

  Other (income) deductions-net                (267,133)      232,292
                                           ------------- -------------

  Income before income tax expense and
   minority interest in affiliate             7,915,701     9,218,735

  Income tax expense                          3,082,568     3,550,038
                                           ------------- -------------

  Income before minority interest in
   affiliate                                  4,833,133     5,668,697

  Minority interest in affiliate                134,334       262,965
                                           ------------- -------------

  Net  income                                $4,698,799    $5,405,732
                                           ============= =============


  Net income per common share -  assuming
   dilution                                       $1.23         $1.53
                                           ============= =============


  Weighted average number of common
   equivalent shares outstanding -
   assuming dilution                          3,815,549     3,541,297
                                           ============= =============



CONSOLIDATED BALANCE SHEET

                                             April 30,     April 30,
                                               2005          2004
                                           ------------- -------------

  Current assets                            $37,709,388   $35,973,957

  Machinery and equipment-net                26,689,940    25,707,901

  Other assets                                2,143,729     1,316,814
                                           ------------- -------------

  Total assets                               66,543,057    62,998,672
                                           ============= =============

  Liabilities and shareholders' equity

  Current liabilities                        13,116,078    13,086,206

  Long-term obligations                       7,494,885     8,269,923

  Minority interest in affiliate                      -       439,787

  Stockholders' equity                       45,932,094    41,202,756
                                           ------------- -------------

  Total liabilities and stockholders'
   equity                                   $66,543,057   $62,998,672
                                           ============= =============


     CONTACT: SigmaTron International, Inc.
              Linda K. Blake, 800-700-9095